May 12, 2025 Eve Air Mobility First Quarter 2025 Result eveairmobility.com

Eve Holding, Inc.

First Quarter 2025

Financial Highlights

Eve Air Mobility is an aerospace company dedicated to the development of an eVTOL (electric Vertical Takeoff and Landing) aircraft and the Urban Air Mobility (UAM) ecosystem that includes aircraft development, Services & Support solutions – TechCare and Vector, an Urban Air Traffic Management (Urban ATM) system. Eve is pre-revenue; we do not expect meaningful revenues, if any, during the development phase of our aircraft, and financial results should be primarily related to costs associated with the program's development during this period.

Eve reported a net loss of $48.8 million in 1Q25 versus $25.3 million in 1Q24. The increase in net loss in 1Q25 was primarily driven by higher Research & Development (R&D) expenses, which are costs and activities necessary to advance the development of our suite of products and solutions for UAM, including the Master Service Agreement (MSA) with Embraer. R&D expenses were $44.7 million in 1Q25 vs. $27.5 million in 1Q24, when R&D efforts began to intensify with advancements in the development of our eVTOL – which included purchasing parts and components and the assembling of our first full-scale prototype. Moreover, R&D demanded increased engineering engagement with Embraer, additional program development activities, and testing infrastructure. The MSA primarily drives our R&D costs with Embraer, which performs several critical developmental activities for Eve.

SG&A increased to $7.9 million in 1Q25 vs. $6.5 million in 1Q24. The number of direct employees at Eve increased to approximately 180 vs 170 in 1Q24. Additionally, higher payroll-related costs reflect the recognition of Restricted Stock Units to employees, and SG&A also reflects higher outsourced services in the quarter. Lastly, Eve continues to incur pre-operating expenses for our first production site in Taubaté, Brazil. The increase in SG&A was despite the c.13% YoY depreciation of the Real vs. the USD.

Eve's total cash consumption in 1Q25 was just $25.3 million, versus $35.9 million in 1Q24, and was positively impacted by a c.$18 million quarter-over-quarter increase in Related Party Payable. Most of the accounts payable are related to the MSA agreement with Embraer – Eve typically pays Embraer for the engineering/infrastructure costs forty-five days after the services are rendered.

Eve's Cash, Cash Equivalents, and Financial Investments totaled $287.6 million at the end of 1Q25, and total liquidity – including undrawn credit lines with the BNDES (Brazil's National Development Bank), reached $410.3 million. We believe the funding is sufficient to support our operations and program investments through 2026.

Key Financial Indicators

USD millions	1Q25	1Q24
INCOME STATEMENT		
Research & Development (R&D)	(44.7)	(27.5)
Selling, General & Administrative (SG&A)	(7.9)	(6.5)
Change in fair value of derivative liabilities	3.3	6.3
Interest Income / Other Non-Operating Expenses, net	(0.1)	2.9
Net Earnings / (Loss)	(48.8)	(25.3)
CASH FLOW		
Net Cash Used in Operating Activities	(24.9)	(35.8)
Net Additions to PP&E	(0.5)	(0.1)
Free Cash Flow*	(25.3)	(35.9)
Net Cash Provided by Financing Activities	9.3	14.7
	1Q25	1Q24
BALANCE SHEET	-	-
Other Assets	16.6	5.8
Total Payables	82.1	39.8
Cash, Cash Equivalents, Fin. Investments and Rel. Party Loan Receivable (Beg. of period)	303.4	241.1
Cash, Cash Equivalents, Fin. Investments and Rel. Party Loan Receivable (End of period)	287.6	222.6
Total Debt	142.3	40.0
Total liquidity including BNDES Standby Facility**	410.3	280.0

Notes:

* Free Cash Flow is a non-GAAP measure and includes Net Cash Used in Operating Activities, Net Additions to PP&E

** Total Liquidity is a non-GAAP measure and includes Cash, Cash Equivalents, Financial Investments, Related Party Loan Receivable and undrawn BNDES standby facility

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Milestones checklist Eve continues to advance its eVTOL development and testing phase and progress toward key program milestones. The main achievements are the quick progress in our program development and successful tests of our pusher motor after installation. Until now, Eve has focused on advancing our eVTOL development program concluding with the assembly of our full-scale prototype which will be used to validate our aircraft’s performance and flight envelope characteristics in a flight-test campaign that is expected to start this year. With funding secured through 2026, Eve will continue to accelerate program development with ambitious targets for 2025 and 2026: • Full-Scale Prototype First Flight and Start of Flight Tests Following the conclusion of the assembly of our first full-scale prototype, Eve is now running an extensive battery of ground tests on different aircraft components. These include the pusher motors which were recently powered on to validate thrust, vibration, energy consumption, sound emission, and other metrics, and tests on the dedicated communication link between the Remote Pilot Station (RPS) and the aircraft. Separately, we are performing tests on the lifter motors – on dynamometers and concluding the integration amongst the many systems of the prototype. Our engineers have run high and low-voltage systems tests, ventilation systems, and validated avionics and flight control integration, not to mention additional wind-tunnel tests to further validate the aerodynamic profile and loads of our eVTOL design and electromagnetic interference tests. These are later fed into our computer model to improve the fly-by-wire and simulator for pilot training. While we plan to initiate the test flights on our full-scale prototype in 2025, this campaign will not count towards our certification. The current prototype will validate multiple stages of our eVTOL’s flight envelope, including the transition between the vertical and horizontal phases of flight. Besides that, the prototype will also corroborate the performance characteristics of the many tests performed thus far – either by utilizing individual rigs, Computational Fluid Dynamics model to estimate lift, aerodynamic drag, sound emission, energy consumption, etc., or in different rigs or wind tunnels. The plan is to begin the testing phase with hover flights and gradually increase height and power. We plan to perform a partial transition (i.e., pusher engaged for horizontal flights, with lifters still engaged to maintain full vertical control). Finally, the flight tests will evolve to a complete transition, where only the pusher motors will be powered. At this stage, the lifters will be turned off, and lift will be provided entirely by the airflow around the wings, as in a typical airplane. This will complete the entire cycle of our eVTOL’s expected missions. Full-scale prototype performing ground test at Embraer’s GPX facility

Alignment of Detailed Certification Plan with ANAC and FAA On November 1, 2024, Brazil’s Civil Aviation Authority (ANAC) published the Basis of Certification for Eve’s eVTOL. This is a significant milestone for the eVTOL industry and will allow Eve to progress towards ANAC Type Certification (TC) and seek validation with the Federal Aviation Administration FAA. ANAC’s Basis of Certification establishes the first set of airworthiness criteria for eVTOLs in Brazil and follows Eve’s application for TC in 2022. It is a standard process for developing a new certification basis and an essential milestone in the project. Following the definition of the airworthiness criteria, Eve will focus on defining with ANAC the Means of Compliance, which we expect to be published by year-end. These are specific tests, analyses, and simulations that need to be successfully performed for TC to be granted. These tests are performed to prove the aircraft design, and that construction meets the safety standards laid out in the Basis of Certification. On October 22, 2024, the FAA issued the Special Federal Aviation Regulation (SFAR) that details the final rules for Advanced Air Mobility (AAM) and covers eVTOL. In general, the new FAA SFAR has been well received by the US Urban Air Mobility market, as it simplifies the pilot training process and allows single-pilot control eVTOLs, among other advances. When TC is granted, Eve plans to seek validation by other certification authorities worldwide. The company formalized the validation with the FAA in 2023, which enables Eve to actively work with the FAA during the certification process with ANAC, pursuing the concurrent issuance of each authority’s TC. • Initial Production of Certification Prototype In addition to the full-scale engineering prototype rolled out in July 2024, Eve plans to deploy five prototypes for the certification campaign, with an option for a sixth test aircraft if needed. While each prototype will have a specific intended goal and distinct role in the campaign; they all serve a common goal – to prove the safety and reliability of Eve’s eVTOL design for commercial operations. We are engaged with our suppliers, some of whom have started to produce parts for the first certification-compliant aircraft. Importantly, these aircraft will be piloted and have the systems/sub-systems and redundancies present in the commercial version of the aircraft. For instance, the aircraft will be fitted with passenger and pilot seats – not present in our remote-controlled prototype, and the batteries will be placed between the passenger seats and cargo area. This configuration will ensure that the certification-compliant prototypes have the exact dimensions and physical characteristics – including the commercial aircraft’s weight and center of gravity to provide high fidelity in the certification campaign vis-à-vis the expected performance of the commercial aircraft at entry into service. These will be extensively tested and used to accumulate hours towards certification. Importantly, Eve plans to initiate the certification campaign even before ANAC defines and publishes the Means of Compliance. Some components and systems can be tested on the ground and do not require tests to be performed during flight. These include, among others, select electrical systems – such as circuit breakers and systems integration. This should allow for a faster certification process at a lower cost.

• Preparation of eVTOL Manufacturing and Testing Facilities Earlier in 2023, we selected a former Embraer site in the city of Taubaté, São Paulo – Brazil, to house our first production site. The plan is to invest in a total capacity of 480 units/year on a modular basis to maximize the efficiency of our capital deployed, and we intend to start preparing the facility to accommodate our initial production efforts throughout the remainder of 2025. This requires specialized tooling and equipment, as well as some civil construction, and customization of facilities to accommodate aircraft and equipment tests. For instance, we will build helipads to test the aircraft after assembly and calibrate the avionics, given that the site does not currently have any such infrastructure. Electronics Calibration must be conducted at least 100 meters (~300 ft.) away from metal surfaces and electrical structures, such as light poles, electrical wires, plumbing, and other building infrastructure, to avoid interference from external electromagnetic sources. We will have to landfill the northern part of the site to house the helipads needed for this function and subsequent flight tests of commercial aircraft before delivery. With funding secured for the industrialization project – we have already secured new BNDES credit lines for the necessary investments; we are preparing the Taubaté site this year to produce our commercial aircraft. We estimate the customizations will require between $80 million / $90 million, and by leveraging one of Embraer’s sites in Brazil – rather than having to invest in a greenfield project, we believe we will manage to execute our industrialization strategy quicker and with fewer resources. In parallel, we selected an Embraer site in its main facility in São José dos Campos specifically to assemble the certification-conforming prototypes. We are getting ready to begin their assembly in the second half of 2025. We have prepared the site and are now waiting for the required tooling and equipment. • Total Cash Consumption Between $200 and $250 Million With intensifying program development efforts, continued supplier selection, assembly of our prototypes, and necessary investments in the production site, Eve expects total cash consumption between $200 million and $250 million in 2025. This compares to $141.2 million consumed in the program in 2024 and $94.7 million in 2023. With $25.3 million consumed in 1Q25, even with temporary working capital savings, cash use is well within our expected cash-consumption goals for the full year. The additional program activities will require an increase in engineering hours – via our Master Service Agreement with Embraer, and the acquisition of raw materials, components, parts, and tooling for our certification-conforming prototypes. Eve is also deploying capital to prepare the site for the conforming vehicles. Additionally, the level of engagement with our selected suppliers will continue to intensify – we will receive equipment during the year, which will trigger additional cash consumption in the coming months. Lastly, cash consumption in 2025 will also reflect the initial stages of necessary investments to prepare the Taubaté Facility for our needs. While we continue to expect sequentially higher investments and expenses in the quarters ahead – due to intensifying engineering engagement and potential supplier payments, we are confident that our current liquidity is sufficient to fund our operations, design, and certification efforts through 2026. Program Development Following the roll-out of our full-scale prototype in July 2024, our engineering team continues to advance developing our eVTOL. Since then, we have installed the batteries and initiated a series of tests to ensure that all the systems are properly integrated for a seamless flight campaign. These include – among others, Flight Test Instrument integration to validate proper system conformity as well as the dedicated radio link between the RPS and the prototype for proper communication and vehicular control during flight.

We have also calibrated the equipment necessary for navigation (Inertial System, GPS, and Radio Altimeter) to accurately measure the aircraft position and performance – altitude and speed. This is only possible after all cables and electric and electronic equipment are adequately insulated to prevent interference from external electromagnetic sources, such as power lines, and lightning, as well as transmitters like radio, television, or mobile phones. The High-Intensity Radiated Field tests conducted during the quarter provide direct feedback on the cabling properties of the aircraft and guarantee that the aircraft's systems can withstand these high-intensity fields without malfunction or failure. As published previously, our engineering team successfully installed and tested the pusher motors on the aft section of the aircraft (click here to watch the video). Although the motors were tested before installation – and confirmed expected thrust, energy consumption, vibration, and noise emissions, the onboard tests also validated that all connections and inverters were installed correctly. Onboard metrics also met engineering expectations. This is an essential milestone as Eve prepares to fly its full-scale prototype for the first time. We are going through the same testing protocol with the lifter motors individually – these are tested in dynamometers before installation on the prototype and commencement of the flight campaign. The tests will confirm that each motor produces the necessary thrust for the take-off and landing procedures of the flight schedule. The rigs are used to corroborate the energy requirement and expected drain on the entire system and that the inverters successfully manage the flow of energy during peak demand of the take-off and landing phases of the flight. Importantly, ANAC supervises these tests. The objective is to involve our primary certification agency early in the process to anticipate all potential findings during the official CAVE (Experimental Flight Permit Certificate) and improve the readiness before the first flight. Eve inherited many of Embraer’s development processes including specialized rigs to thoroughly test individual components before including the optimal configuration into the final architecture, as opposed to assembling a full aircraft from the outset. This approach expedites design, testing, and certification processes and reduces overall developmental costs. One such example is our Iron Bird. This is a structure built specifically to include the different components of the aircraft’s actual hardware (motors, battery, inverters, actuators, avionics, electrical and hydraulic systems, etc.) in the testing phase in a skeleton of an eVTOL. These different rigs are all connected and controlled by a pilot in a flight simulator. The entire system reacts physically to pilot inputs read by the flight control system or joystick. The motors (lifters and pushers) spin at the appropriate revolutions per minute to produce the necessary power for the intended maneuver. The actuators are engaged to control the flight surfaces and direct the aircraft in the desired direction. Avionics measures the flight's performance and metrics. All the while, the battery powers the entire system, and the fly-by-wire controls the pilot's commands vis-à-vis the safe performance envelope of the eVTOL. Importantly, although the Iron Bird is a “de-constructed” eVTOL, it is built with the exact specifications of the final aircraft – the electric and electronic cable and wires have the same length, width, and insulation, the motors are the same, as are other components. It utilizes the same battery as the final aircraft – with the same thermal management system. This applies to inverters, actuators, and all other flight-critical systems. Anecdotally, the landing gear of Embraer’s E-2 Iron Bird gets retracted/deployed at every simulated take-off and landing cycle. It also mimics the aircraft pressure on the gear as it touches the ground – with a hydraulic system, yielding valuable information on the behavior and durability of all components. The Iron Bird is an important tool for assessing the systems’ actual physical performance and how well the many components and sub-systems work together. It also yields benefits for our TechCare suite of aftermarket services, because it can predict the wear and tear of different components and the structural integrity of the airframe, thus enabling preventive maintenance.

Full-scale prototype performing first pusher motor run

Backlog, Order Pipeline

eVTOL Orders

Eve's order pipeline totals roughly 2.8K units, with a total non-binding backlog value of approximately $14 billion. This value is based on a list price methodology that is common in the aviation industry and incorporates internal and external factors to define a standard price. Eve will not disclose specific deal prices and will use the list price as a reference for future transaction values. Our initial order pipeline is based on non-binding Letters of Intent (LOI) and is, therefore, subject to change, consistent with customary aviation practices.

Eve's current client base consists of 28 customers, with no client representing more than 14% of the total order book, including options. The order book is further diversified by the industries in which these customers operate, with fixed-wing operators representing 40%, helicopter operators 27%, lessors 17%, and ride-sharing platforms 11%.


Total orders by region
Undisclosed 2%
Middle East 3%
Oceania 5%
Asia 9%
North America 47%
Europe 16%
South America 18%

Lastly, Eve has received LOIs from clients in nine different countries spread over five continents around the globe. The Americas is home to close to two-thirds of Eve's backlog (North America is 47% and South America 18%), while Europe represents 16% of the LOIs, and Asia 9%.

TechCare

Eve is replicating elements of Embraer's proven business model, namely the design, manufacturing, and sale of aircraft. In addition, Eve will also provide Services & Support on an agnostic basis worldwide. With that, Eve is uniquely positioned to serve its customers by leveraging Embraer's global presence with local support. It has secured non-binding contracts for service solutions worldwide with 14 customers. These customers have placed Letters of Intent (LOI) for approximately 1.1k of our eVTOLs, or 41% of our order book.

These contracts include Maintenance, Repair and Overhaul, training, battery services, data integration, spare parts solutions, and component repair. A Memorandum of Understanding (MOU) signed with DHL Supply Chain will enhance these functions by optimizing the supply chain to service centers. The MOU will also focus on batteries and the specific requirements for transporting, storing, and disposing of those devices.

These non-binding services contracts are expected to bring potential revenues of $1.6 billion during the first few years of vehicle operation. Because of our agnostic approach to the maintenance business, Services & Support revenues could precede the first delivery of our eVTOL.

Lastly, in addition to eVTOL sales and TechCare, Eve is developing Vector and has signed LOIs from 21 customers globally.

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Eve’s eVTOL concept and design Rather than relying on traditional combustion engines, eVTOL aircraft are designed to use electric motors, providing an alternative means of transportation in urban markets that do not produce carbon emissions. Eve’s design uses a conventional fixed wing and empennage, rotors, and a pusher, giving it a practical and intuitive lift-plus-cruise design that favors safety, efficiency, reliability, and certifiability while being environmentally friendly. With an expected range of 60 miles (approximately 100 kilometers), Eve’s aircraft can offer a sustainable and affordable commute and reduce sound levels compared to current conventional helicopters. Its human-centered design minimizes sound to ensure the comfort of passengers, the pilot and the community. The all-electric aircraft features dedicated rotors for vertical flight and a fixed wing for cruise flight, with no components required to change position during flight. It will be piloted at launch but evolve towards uncrewed operations in the future.

Financial Performance Income Statement (Unaudited, US dollars,’000s, except where noted) Balance Sheet (Unaudited, US dollars,’000s, except where noted) Three Months Ended March 31, 2025 March 31, 2024 Operating expenses Research and development expenses $ 44,711 $ 27,455 Selling, general and administrative expenses 7,892 6,477 Total operating expenses 52,603 33,932 Operating loss (52,603) (33,932) Gain (loss) from derivative liabilities 3,315 6,341 Financial investment income 3,914 2,337 Related party loan interest income - 1,222 Interest expense (2,234) (412) Other (loss) gain, net (1,734) (229) Loss before income taxes (49,342) (24,673) Income tax (benefit) expense (558) 623 Net loss $ (48,784) $ (25,296) Weighted-average number of shares outstanding – basic and diluted 303,644 276,263 Net loss per share – basic and diluted $ (0.16) $ (0.09) March 31, 2025 December 31, 2024 ASSETS Current assets Cash and cash equivalents $ 59,510 $ 56,366 Financial investments 228,096 247,012 Related party receivables 3 472 Other current assets 10,040 8,957 Total current assets 297,648 312,807 Non-current assets Property, net 956 611 Right-of-use assets, net 940 1,096 Deferred income tax, net 2,736 2,637 Other non-current assets 1,901 1,091 Total non-current assets 6,533 5,435 Total assets $ 304,181 $ 318,242 LIABILITIES AND EQUITY Current liabilities Accounts payable $ 663 $ 1,136 Related party payables 53,579 35,802 Current portion of long-term debt 129 - Derivative financial instruments 3,668 6,983 Other current payables 24,631 15,422 Total current liabilities 82,671 59,343 Non-current liabilities Long-term debt, net 142,170 132,011 Other non-current payables 3,200 2,966 Total non-current liabilities 145,370 134,977 Total liabilities 228,041 194,320 Commitments and contingencies Equity Common stock, $0.001 par value 298 298 Additional paid-in capital 607,462 606,460 Accumulated deficit (531,619) (482,835) Total equity 76,141 123,922 Total liabilities and equity $ 304,181 $ 318,242

Cash Flow Statement (Unaudited, US dollars,’000s, except where noted) Webcast Details Management will discuss the results on a conference call on Monday, May 12, 2025, at 8:00 AM (Eastern Time). The webcast will be publicly available in the Upcoming Events section of the company website: www.eveairmobility.com To listen by phone, please dial 1-844-676-6050 or 1-412-634-6902. A replay of the call will be available until May 26, 2025, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 10198345. Webcast access here Upcoming Events Eve senior management is scheduled to attend the following investor events: Itaú BBA 18th LatAm CEO Conference – New York (May 14-15) 2025 Wolfe Research Global Transportation & Industrials Conference – New York (May 20-22) Jefferies 3rd Annual eVTOL / AAM Summit – Virtual (May 28) Cannacord Genuity Annual Growth Conference – Boston (August 12-13)

Non-GAAP Financial Measures (Unaudited) Management uses both generally accepted accounting principles (GAAP) and non-GAAP financial measures to assess the financial condition of the Company. Management believes certain non-GAAP measures described below provide investors with additional insight into the Company’s ongoing business performance and financial condition. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Investors are encouraged to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Free Cash Flow is a non-GAAP measure and is used to review and measure the Company's capital resources against the substantial cash requirements for operations, which can be useful for an investor to assess the Company's liquidity position or needs. Its most comparable GAAP measure is Net Cash used by operating activities. Free Cash Flow is calculated as net cash used by operating activities reduced by expenditures for PP&E, as provided in the “Key Financial Indicators” table on page 1. Management also uses a non-GAAP measure called "total liquidity" to track the Company’s access to capital resources. Total liquidity is defined and measured as the sum of cash and cash equivalents, financial investments, related party loan receivable, and available debt. Cash equivalents include deposits in bank deposit certificates issued by financial institutions in Brazil that are immediately available for redemption and fixed term deposits in US Dollars with original maturities of 90 days or less. Financial investments include debt securities with maturities greater than 90 days but less than 365 days. The remaining borrowing availability from the BNDES loans is fully committed to the Company. The following table reconciles total liquidity used by management: Total Liquidity (Unaudited, US dollars, millions) Cash Flow (Unaudited, US dollars, millions) March 31, 2025 December 31, 2024 Cash and Cash Equivalents $ 59.5 $ 56.4 Financial Investments 228.1 247.0 Available undrawn debt facilities 122.7 125.2 Total Liquidity $ 410.3 $ 428.6 Net cash used by operating activities $ (24.9) $ (35.8) Net cash provided (used) by investing activities $ 18.5 $ (2.1) Net cash provided by financing activities $ 9.3 $ 14.7 and a unique air traffic management solution. Since May 10, 2022, Eve has been listed on the New York Stock Exchange, where its shares of common stock and public warrants trade under the tickers “EVEX” and “EVEXW”. The information on, or accessible through, any website referenced herein is not incorporated by reference into, and is not a part of, this release. Forward Looking Statements Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words or expressions. All statements, other than statements of historical facts, are forward-looking statements, including, but not limited to, statements about the company’s plans, objectives, expectations, outlooks, projections, intentions, estimates, and other statements of future events or conditions, including with respect to all companies or entities named within. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth herein as well as in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of the company’s most recent Annual Report on Form 10-K, Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors of the company’s most recent Quarterly Report on Form 10-Q, and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. Additionally, there may be other factors which the company is not currently aware of that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement. Investor Relations: Lucio Aldworth Caio Pinez investors@eveairmobility.com https://ir.eveairmobility.com/ Media: media@eveairmobility.com